UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 13, 2021

 Natus Medical Incorporated
(Exact name of registrant as specified in its charter)

000-33001
(Commission File Number)

Delaware	77-0154833
(State or other jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)
6701 Koll Center Parkway, Suite 120
Pleasanton, CA 94566
(Address of principal executive offices) (Zip Code)
925-223-6700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

                                        Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	NTUS	The Nasdaq Stock Market LLC
(The Nasdaq Global Market)

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Chief Executive Officer
On December 13, 2021, Jonathan A. Kennedy resigned from the office of President and Chief Executive Officer and as a director of Natus Medical Incorporated (the “Company”) effective December 13, 2021 (the “Separation Date”). Mr. Kennedy did not resign as a result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.
In connection with his resignation, Mr. Kennedy and the Company entered into a Separation Agreement (the “Separation Agreement”), dated as of December 13, 2021, providing for the terms of Mr. Kennedy's separation from employment with the Company. Under the Separation Agreement, the Company has agreed to pay Mr. Kennedy the following separation payments and benefits, subject to his meeting his obligations under the Separation Agreement: (i) a cash payment of $1,486,000, representing two times Mr. Kennedy's final annual base salary, to be made in the form of a lump sum payment within 30 days following the Separation Date, (ii) a cash payment equal to Mr. Kennedy's annual bonus for 2021, in an amount to be determined by the Company's board of directors but not less than the target amount of Mr. Kennedy's annual bonus for the Company's 2021 fiscal year, to be paid at the time annual bonuses are paid to executives of the Company, but in no event later than March 15, 2022, and (iii) if Mr. Kennedy timely elects pursuant to COBRA continued group health insurance coverage for himself and his eligible dependents, the Company will pay Mr. Kennedy's monthly COBRA premium for COBRA coverage through the lesser of 18 months and the date Mr. Kennedy and his eligible dependents become covered under similar plans. In addition, as of the Separation Date, all of Mr. Kennedy's unvested Company stock options, restricted stock awards and time-based restricted stock units (“RSUs”) vested and became exercisable as to 100% of the shares subject to the awards, and all of Mr. Kennedy's unvested Company performance-based restricted stock units (“PSUs”) and unvested Company market stock units (“MSUs”) vested as to the greater of the target number of shares subject to such awards and the number of shares earned based on actual performance through the Separation Date. All of Mr. Kennedy's vested Company awards will remain outstanding in accordance with their respective terms, except that the post-termination of employment exercise period of Mr. Kennedy's stock options was extended to 120 days following the Separation Date.
The Separation Agreement contains a mutual non-disparagement covenant and a general release by Mr. Kennedy of all claims against the Company or any of its affiliates, in each case, subject to customary exceptions.
The foregoing description of the Separation Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full test of the Separation Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.
Appointment of Chief Executive Officer
On December 13, 2021, the board of directors of the Company appointed Thomas J. Sullivan as President and Chief Executive Officer of the Company, effective as of the date Mr. Sullivan actually commences employment, but no later than December 27, 2021 (the “Effective Date”). Mr. Sullivan has served on the board of directors since 2019, including as Chair of the compensation committee and as a member of the audit committee, ESG committee, innovation & quality committee and nominating & governance committee. Mr. Sullivan served as President and CEO of Spectrum Plastics Group from December 2020 to December 2021. Previously, Mr. Sullivan served as President and CEO of A&E Medical Corporation between 2018 and 2020. From 2011 to 2018, Mr. Sullivan served as President and CEO of two public companies: Symmetry Surgical, Inc., a medical device company serving the Neuro and General Surgery markets, and its predecessor, Symmetry Medical, Inc., a leading global contract manufacturer of surgical instruments, sterilization cases and trays, and orthopedic implants. Prior to joining Symmetry Medical in 2011, Mr. Sullivan was President, Supply Chain & Business Processes, Johnson & Johnson Health Care Systems Inc.; President of Depuy Orthopaedics, Inc., a Johnson & Johnson Company; and President of Johnson & Johnson Medical Products Canada. Mr. Sullivan began his career at Johnson & Johnson in 1990 in the areas of strategic planning and operations. Mr. Sullivan graduated as a Palmer Scholar from The Wharton School in 1991 where he earned an MBA in Strategic Management and Management Information Systems. He also holds a Bachelor of Science degree in Computer Science and Applied Mathematics from the University of Pittsburgh.
In connection with his appointment as President and Chief Executive Officer of the Company, Mr. Sullivan stepped down from service on all committees of the board of directors of which he was a member. There are no related party transactions between Mr. Sullivan and the Company as defined in Item 404(a) of Regulation S-K. There are no family relationships between Mr. Sullivan and any other director, executive officer or person nominated or chosen to be a director or executive officer of the Company.
In connection with his appointment as President and Chief Executive Officer of the Company, the Company and Mr. Sullivan entered into an employment agreement (the “Employment Agreement”), dated as of December 13, 2021. Under the terms of the Employment Agreement, Mr. Sullivan will receive (i) an annual base salary of $870,000 per year, (ii) an annual bonus, beginning in the 2022 fiscal year, with a target of 110% of Mr. Sullivan's base salary based upon achievement of performance objectives to be determined by the compensation committee and (iii) a one-time cash sign-on bonus of $538,148. In addition, Mr. Sullivan is entitled to receive (i) upon or promptly following the Effective Date, (a) MSUs with a grant date value of approximately $2,500,000 and (b) PSUs with a grant date value of approximately $2,500,000, with the target number of shares of the Company's common stock subject to each award determined by dividing $2,500,000 by the closing price of the Company's common stock on the date of the agreement, and (ii) in January 2022, at the same time as annual grants are made to executive officers of the Company generally, (a) MSUs with a grant date value of approximately $1,250,000, (b) PSUs with a grant date value of approximately $2,500,000 and (c) RSUs with a grant date value of approximately $1,250,000, with the target number of shares of the Company's common stock subject to each award determined by dividing the applicable dollar value by the closing price of the Company's common stock on the date of grant. The MSUs, PSUs and RSUs will be granted under, and subject to the terms and conditions of, the Company's 2021 Equity Incentive Plan, as amended from time to time. Mr. Sullivan will also be entitled to participate in the employee benefit plans maintained by the Company, including, without limitation, the Company's group medical, dental, vision, disability, life insurance, 401(k), health savings account and flexible-spending account plans. Mr. Sullivan is also entitled to receive 5 weeks of paid time off per calendar year and is entitled to be reimbursed for reasonable travel, entertainment or other expenses in accordance with the Company's reimbursement policies.
Under the terms of the Employment Agreement, if Mr. Sullivan's employment with the Company terminates other than for cause (as defined in the Employment Agreement), subject to his execution of a release of claims in favor of the Company and its officers and directors, he will be entitled to receive the following severance payments and benefits (i) a lump sum payment equal to two times his annual base salary as then in effect, to be made in the form of a lump sum payment within 30 days following the separation date, (ii) any annual bonus relating to the prior year, to the extent not yet paid, and a prorated target annual bonus for the year of termination, payable at the time annual bonuses are paid to executives of the Company generally, (iii) (A) any of Mr. Sullivan's RSUs or other equity awards eligible to vest solely based on his continued service will vest in full, (B) any MSUs will vest as to the number of shares earned based on actual performance through the date Executive's employment terminates, (C) any PSUs or other awards eligible to vest based on performance (other than MSUs) shall vest on a prorated basis based on actual performance through the date his employment terminates (or, if such measurement is not practicable, based on actual performance over the period ending as soon as practicable thereafter), and (iv) continued provision of the level of group health coverage provided at the time of termination through the lesser of the number of months until the third December 31st from the effective date of such termination or the date upon which Mr. Sullivan and his dependents become covered under similar plans. In the event Mr. Sullivan's employment with the Company terminates other than for cause or Mr. Sullivan resigns for good reason (as defined in the Employment Agreement) within three months prior to, or 24 months following, a change of control (as defined in the Employment Agreement), Mr. Sullivan would receive these same severance payments and benefits, except that Mr. Sullivan will also receive a lump sum payment equal to two times his target annual bonus and all equity awards eligible to vest in whole or in part based on performance shall be deemed earned based on the greater of actual performance through the date of such termination or 100% of target achievement of performance goals and shall vest without proration. A termination of Mr. Sullivan's employment due to his death or by the Company due to his disability is treated as a termination other than for cause for purposes of the equity-based benefits described above.
The foregoing description of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.2 hereto and is incorporated by reference herein.

Item 8.01.	Other Events
On December 17, 2021, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description
10.1	Separation Agreement, dated as of December 13, 2021, by and between the Company and Jonathan A. Kennedy
10.2	Employment Agreement, dated as of December 13, 2021, by and between the Company and Thomas J. Sullivan
99.1	Press Release dated December 17, 2021
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATUS MEDICAL INCORPORATED (Registrant)

Dated: December 17, 2021	By:	/s/ B. Drew Davies
Executive Vice President and Chief Financial Officer